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                                                                       EXHIBIT 5


                                February 4, 2003



Kinder Morgan Management, LLC
Kinder Morgan Energy Partners, L.P.
Kinder Morgan, Inc.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (i) Kinder Morgan Management, LLC (the "Company"), a Delaware limited liability company, in connection with the proposed offering by the Company from time to time of up to an aggregate amount of $2,000,000,000 of shares representing limited liability company interests (the "Shares") of the Company; (ii) Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed sale by the Partnership of limited partnership interests denominated as i-units (the "i-units") to the Company for a portion of the net proceeds of the offering of the Shares; and (iii) Kinder Morgan, Inc., a Kansas corporation ("KMI"), in connection with the obligation (the "Purchase Obligation") of KMI to purchase Shares in certain circumstances as specified in the Purchase Provisions (the "Purchase Provisions") attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company (the "LLC Agreement"). A Registration Statement on Form S-3 (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), (1) by the Company with respect to the Shares, (2) by the Partnership with respect to the i-units to be sold by the Partnership to the Company, and
(3) by KMI with respect to the Purchase Obligation.

We have examined, among other things, originals or copies of:

     o    the Certificate of Formation of the Company, as amended to date;



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February 4, 2003
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     o    the LLC Agreement, as amended to date, and certified copies of certain resolutions adopted by the Board of Directors of the Company;

     o    the Certificate of Limited Partnership of the Partnership;

     o the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date, and certified copies of certain resolutions adopted by the Board of Directors of the Company, as the delegate of Kinder Morgan G.P., Inc. ("KMGP"), the general partner of the Partnership;

     o the restated Articles of Incorporation and By-laws of KMI, each as amended to date, and certified copies of certain resolutions adopted by the Board of Directors of KMI; and

     o such other documents and records as we have deemed necessary and relevant for the purposes hereof.

In addition, we have relied on certificates of officers of the Company, KMGP and KMI and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

          1. The Company is validly existing and in good standing as a limited liability company under the laws of the State of Delaware;

          2. The Partnership is validly existing and in good standing as a limited partnership under the laws of the State of Delaware;

          3. KMI is validly existing and in good standing as a corporation under the laws of the State of Kansas;



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February 4, 2003
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          4.   The issuance of the Shares has been duly authorized, and when the terms of their issue and sale have been duly established, upon the issuance and delivery thereof as set forth in the Registration Statement, and upon receipt by the Company of the purchase price therefor, such Shares will have been validly issued, fully paid and nonassessable;

          5. The issuance of the i-units has been duly authorized, and when the terms of their issue and sale have been duly established, upon issuance and delivery thereof as set forth in the Registration Statement and receipt by the Partnership of the purchase price therefor, such i-units will have been validly issued, fully paid and nonasssessable; and

          6. The Purchase Provisions have been duly authorized, and the owners of Shares will be entitled to the benefits thereof.

The foregoing opinion is based on and limited to the General Corporation Code of the State of Kansas, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Validity of the Securities" in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.


                                             Very truly yours,

                                             /s/ BRACEWELL & PATTERSON, L.L.P.

                                             Bracewell & Patterson, L.L.P.